Exhibit 10.14
AMENDMENT NO. 1
TO THE
ADVISORY AGREEMENT
    This Amendment No. 1 to the Advisory Agreement dated as of January 25, 2016 (the “Advisory Agreement”), between KBS Legacy Partners Apartment REIT, Inc., a Maryland corporation (the “Company”), and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”), is entered as of March 15, 2016 (the “Amendment”). Capitalized terms used herein but not defined shall have the meaning set forth in the Advisory Agreement.
WHEREAS, upon the terms set forth in this Amendment, the Company and the Advisor have agreed to amend certain terms related to the Disposition Fees payable to the Advisor by the Company;
NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Advisor agree to amend the Advisory Agreement as follows:

1.	Disposition Fees. Section 8.04 of the Advisory Agreement is hereby amended and restated in its entirety as follows:
8.04 Disposition Fees. If the Advisor or any of its Affiliates provide a substantial amount of services (as determined by the Conflicts Committee) in connection with a Sale, which includes the sale of a single asset or the sale of all or a portion of the Company’s assets through a portfolio sale, merger or other business combination transaction, the Advisor or such Affiliate shall receive a fee at the closing (the “Disposition Fee”) equal to 1.0% of the Contract Sales Price. The payment of any Disposition Fees by the Company shall be subject to the limitations contained in the Company’s Charter. Any Disposition Fee payable under this Section 8.04 may be paid in addition to commissions paid to non-Affiliates, provided that the total commissions (including such Disposition Fee) paid to all Persons by the Company for each Sale shall not exceed an amount equal to the lesser of (i) 6% of the aggregate Contract Sales Price of each Property or other Permitted Investment or (ii) the Competitive Real Estate Commission for each Property or other Permitted Investment. The Advisor shall submit an invoice to the Company on or about the closing or closings of each disposition, accompanied by a computation of the Disposition Fee. Generally, the Disposition Fee payable to the Advisor shall be paid at the closing of the transaction upon receipt of the invoice by the Company. However, the Disposition Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the Disposition Fees not taken as to any fiscal year shall be deferred without interest and may be paid in such other fiscal year as the Advisor shall determine.
2.Ratification; Effect on Advisory Agreement.

a.	Ratification. The Advisory Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed in all respects.

b.
Effect on the Advisory Agreement. On and after the date hereof, each reference in the Advisory Agreement to “this Agreement,” “herein,” “hereof,” “hereunder,” or words of similar import shall mean and be a reference to the Advisory Agreement as amended hereby.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

By:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel, Chief Financial Officer

KBS CAPITAL ADVISORS LLC

By:	PBren Investments, L.P., a Manager

By:	PBren Investments, LLC, as general partner

By:	/s/ Peter M. Bren
Peter M. Bren, Manager

By:	Schreiber Real Estate Investments, L.P., a Manager

By:	Schreiber Investments, LLC, as general partner

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Manager